Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (Amendment #2) of our report dated December 21, 2023, except for notes 1, 3, and 4 which are dated February 2, 2024 with respect to the audited financial statements of Black Hawk Acquisition Corporation (the “Company”) as of November 30, 2023 and for the period from September 28, 2023 (inception) through November 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 8, 2024